UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2011

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices)	(Zip Code)
6430 Rockledge Drive, Suite 503, Bethesda, Maryland	20817

Registrant’s telephone number, including area code 301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into Material Definitive Agreement.

On October 25, 2011, Spherix Incorporated (the “Company”) and certain investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell an aggregate of 532,559 shares of its common stock at a price of $2.365 per share for gross proceeds of approximately $1.25 million, together with warrants to purchase up to an additional 532,559 shares of its common stock to such investors.  Subject to certain ownership limitations, the warrants are exercisable at any time following the closing date and expire in five years, at an exercise price of $2.24 per share.  The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The common stock and warrants have been issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  The Company and the investors have executed a Registration Rights Agreement pursuant to which the Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants via a resale Form S-3 registration statement.  Failure on the part of the Company to satisfy certain deadlines described in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.

The Company entered into a placement agent agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants to purchase additional shares of the Company’s common stock.  The Company has agreed to pay the Placement Agent an aggregate fee equal to 6% of the gross proceeds received in the offering.  The Company has agreed to grant the Placement Agent 2-year warrants to purchase shares of our common stock equal to 3% of the number of shares sold in this offering (at an exercise price equal to 125% of the public offering price) and to reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount up to $35,000.

The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $1.18 million.  The offering is expected to close on or about October 28, 2011, subject to customary closing conditions.

The foregoing summaries of the terms of the placement agent agreement, the securities purchase agreement, the warrants and the Registration Rights Agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 1.2, 4.1, and 4.2 and incorporated herein by reference.  Each of the placement agent agreement and the securities purchase agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the agreements.  Such representations and warranties are not for the benefit of any other person or entity.

A copy of the Company’s press release dated October 26, 2011 is filed as Exhibit 99.1 hereto.

Item 3.02               Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated by reference.  The securities to be sold are being offered and sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.  Each investor represented that it was an “accredited investor” as defined in Regulation D.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibits

Exhibit
Number	Description

1.1	Form of Securities Purchase Agreement, dated as of October 25, 2011, by and among the Company and the purchasers thereto.

1.2	Placement Agent Agreement, dated as of October 25, 2011, by and between the Company and Rodman & Renshaw, LLC.

4.1	Form of Warrant Agreement.

4.2	Form of Registration Rights Agreement.

99.1	Press Release dated October 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Robert L. Clayton
Robert L. Clayton, CFO

Date:	October 26, 2011